UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2013 (July 29, 2013)

 FIFTH & PACIFIC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    OTHER EVENTS

On July 29, 2013, Fifth and Pacific Companies, Inc. (the “Company”) and its subsidiaries, Fifth and Pacific Foreign Holdings, Inc. and Liz Foreign B.V., entered into a Settlement Agreement with Gores Malibu Holdings (Luxembourg) S.a.r.l. (“Gores”) and Mexx Europe International B.V. (“MEI” and, together with Gores, the “Plaintiffs”) pursuant to which the Company paid the Plaintiffs $22.0 million to settle all claims arising under the complaint filed by Gores on January 25, 2013 (the “Complaint’) in which Gores claimed $25.0 million in damages arising from alleged breaches of the merger agreement related to the sale of the Company’s global MEXX business (the “Merger Agreement”), including breaches of tax and tax-related covenants, breaches of interim operating covenants, breaches of reimbursement obligations related to employee bonuses and working capital adjustments. The Complaint also included a demand for payment of previously disclosed dispute resolution proceedings with respect to working capital adjustments that were required to be made under the Merger Agreement, which concluded that the Company owed approximately $5.0 million to Gores. In conjunction with that settlement, the Company also sold its non-controlling interest in Mexx Lifestyle B.V. to Gores for $4.0 million.

On July 30, 2013, the Company entered into a sale-leaseback agreement for its West Chester, Ohio distribution center (the “Ohio Facility”). The agreement provides for a sale price of $21.0 million, and upon closing the Company expects to enter into a leaseback with a 10-year term. The transaction is expected to close in the third quarter of 2013. The agreement does not affect the Company’s contract with a third-party facility operations and labor management company to provide distribution operations services at the Ohio Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: August 2, 2013	By:	/s/ George M. Carrara
	Name:	George M. Carrara
	Title:	Chief Financial Officer